Exhibit 4.2

FIRST AMENDMENT
TO THE
EAGLE US 2 LLC
EMPLOYEE SAVINGS PLAN FOR
CERTAIN COLLECTIVE BARGAINING EMPLOYEES

(As Effective as of January 28, 2013)

THIS AMENDMENT to the Eagle US 2 LLC Employee Savings Plan for Certain Collective Bargaining Employees, as effective as of January 28, 2013 (the “Plan”), is made this 1st day of July, 2013 by Eagle US 2 LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, Eagle US 2 LLC established the Plan, effective as of January 28, 2013;

WHEREAS, the Company wishes to amend the Plan at this time for the purpose of permitting employees to make “rollover” contributions to the Plan that consist of, or include, “after-tax” contributions that the employee made to a prior benefit plan;

WHEREAS, the Company recognizes that there will be from time to time instances in which it is in the business interest of the Company for an employee to transfer from a category of employees who are eligible to participate in this Plan to a unit of employees who are eligible to participate in the Eagle US 2 LLC Employee Savings Plan for Salaried Employees (“Salaried Employees Plan”), and that it may be in the employee’s interest to accept such transfer;

WHEREAS, the Company recognizes that there will be from time to time instances in which it is in the business interest of the Company for an employee to transfer to a unit of employees covered by a collective bargaining agreement that provides for participation in this Plan from a unit of employees who are eligible to participate in the Salaried Employees Plan and that it may be in the employee’s interest to accept such transfer;

WHEREAS, the Company recognizes that the transferring employees referred to above may wish to consolidate their retirement savings under this Plan and under the Salaried Employees Plan in whichever of these two plans applies to the employees of the unit to which the individual is transferring (which will be the plan to which such an employee will be eligible to make contributions on an ongoing basis) so that recordkeeping is simplified for the employees and for the Plan Administrator; and

WHEREAS, the Company wishes to amend the Plan at this time to provide for the transfers of account balances between this Plan and the Salaried Employees Plan, in the case of transferring employees, as described above;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.

The terms “Georgia Gulf Corporation” and “GGC” are deleted in each place where the terms appear and “Axiall Corporation” is inserted in their place, effective as of January 28, 2013.

2.

Section 1.1(a) is amended by deleting the last sentence and inserting in its place the following, effective as of January 28, 2013:

An Eligible Employee who is an Eligible Employee on the Effective Date but who is not an active participant in the PPG Plan on that date and each person who becomes an Eligible Employee after the Effective Date may elect to become a Participant as of the first of any month that is coincident with or following his original hire date in accordance with the procedures established by the EBC; provided, however, that an Eligible Employee who transfers out of a position in a unit of employees covered by the Eagle US 2 LLC Employee Savings Plan for Salaried Employees (“Salaried Savings Plan”) shall be a Participant immediately upon his becoming an Eligible Employee under this Plan.  The initial Account of such an Eligible Employee under this Plan shall be equal to the Account (if any) that is transferred to this Plan from the Salaried Savings Plan.  The different types of contributions in such transferred Account shall have the same character under this Plan (as Participant Savings, Participant Elective Deferrals, Roth Elective

Deferrals, Company Contributions, Catch-Up Contributions, or Rollover Contributions as the case may be) as those amounts had under the Salaried Savings Plan.  The portion of such transferred Account attributable to Appendix I of the Salaried Savings Plan shall be accounted for under Appendix I or Appendix II (as appropriate) of this Plan.  Amounts in the transferred Account initially shall be invested in the same investment funds under this Plan as the investment funds in which those amounts were invested under the Salaried Savings Plan.

3.

Section 1.5 of the Plan is amended by adding the following new subsection (c) at the end thereof, effective as of January 28, 2013:

(c)                                  Transfers of Employees and Account Balances.  Notwithstanding any other provision herein, if an Eligible Employee who is a Participant transfers out of a unit of employees covered by a collective bargaining agreement with a labor union to a unit of employees who are eligible to participate in the Salaried Savings Plan, then the Plan Administrator shall direct the Trustee to transfer the Account of such individual under this Plan to the trust under the Salaried Savings Plan.  Such transfer of the Account shall be deemed to occur immediately after the termination of the individual’s status as an Eligible Employee under this Plan and immediately before the inclusion of that person in the unit of employees who are eligible for the Salaried Savings Plan.  The assets transferred shall thereafter be maintained in accordance with the terms of the Salaried Savings Plan.

4.

Section 4.4(a) is amended by deleting the third sentence and inserting the following in its place, effective as of January 28, 2013:

A “Rollover Contribution” means that amount that is transferred to the Plan by a Participant, which represents all or part of a distribution received by the Participant from an eligible retirement plan, as defined in Code Section 402(c)(8)(B), which distribution meets the requirements of Code Section 402(c)(4) and has been paid to the EBC or its delegate, within the time limit established by Code Section 402(c)(3).

5.

All other provisions of the Plan not inconsistent herewith are hereby ratified and confirmed.

IN WITNESS WHEREOF, this First Amendment to the Plan has been executed on the day and year first written above.

COMPANY:

EAGLE US 2 LLC

By:	/s/ Timothy Mann, Jr.
Title:	Secretary